FOR IMMEDIATE RELEASE

Duff & Phelps Names New Head of Investment
Banking and New Chief Financial Officer

NEW YORK, March 7, 2011 — Duff & Phelps Corporation (NYSE: DUF), a leading independent provider of financial advisory and investment banking services, today announced that Jacob Silverman has been named leader of the Investment Banking segment. Silverman will continue to oversee corporate development for the company and will remain a member of the Duff & Phelps Executive Committee. Patrick Puzzuoli, currently managing director of Finance, succeeds Silverman as executive vice president and chief financial officer.

Michael Cochrane, who preceded Silverman as segment leader for Investment Banking, has decided to leave the company to pursue other interests.

"I am pleased to have Jake assume this management role in our Investment Banking segment, a business in which he has deep experience,” said Noah Gottdiener, chief executive officer of Duff & Phelps. “I am confident that Jake will lead our team of bankers to grow the segment as M&A markets continue to recover. In addition, I look forward to continuing to work with Patrick Puzzuoli, who brings to the CFO role deep financial acumen and more than 7 years of experience with the Duff & Phelps Finance organization.”

Silverman joined Duff & Phelps in March 2004, when he worked with Noah Gottdiener to acquire the firm. Over the course of his career, he has developed deep expertise in investment banking, private investment and corporate management. Prior to joining Duff & Phelps, he worked for Stone Ridge Partners LLC, a mergers and acquisitions advisory firm focused on middle market companies. He previously served as vice president of finance and acting CFO for Atomica Corporation, a venture-backed enterprise software company. In addition, he held roles in the investment banking division of Furman Selz and at private investment firm Oak Hill Advisors. Silverman received his M.B.A and B.A. degrees from Harvard University.

Puzzuoli has been affiliated with Duff & Phelps and its predecessor firms for more than seven years. Most recently, he served as managing director of Finance, responsible for building and maintaining the firm's finance and accounting team. Prior to that, he served as controller for Duff & Phelps. He previously served as director of strategy and financial analysis for Jupiter Media Metrix, a provider of syndicated research, where he was responsible for implementing financial metrics, analysis and procedures after the firm's initial public offering. He has also held roles in strategic planning, financial analysis and reporting at Madison Square Garden and Comedy Central. Puzzuoli holds a B.S. in accounting from the University of Maryland at College Park and an M.B.A. in finance from Fordham University.

About Duff & Phelps

As a leading global independent provider of financial advisory and investment banking services, Duff & Phelps delivers trusted advice to our clients principally in the areas of valuation, transactions, financial restructuring, dispute and taxation. Our world class capabilities and resources, combined with an agile and responsive delivery, distinguish our clients' experience in working with us. With offices in North America, Europe and Asia, Duff & Phelps is committed to fulfilling its mission to protect, recover and maximize value for its clients. Investment banking services in the United States are provided by Duff & Phelps Securities, LLC. Investment banking services in the United Kingdom and Germany are provided by Duff & Phelps Securities Ltd. Duff & Phelps Securities Ltd. is authorized and regulated by the Financial Services Authority. Investment banking services in France are provided by Duff & Phelps SAS. For more information, visit www.duffandphelps.com. (NYSE: DUF).

FOR IMMEDIATE RELEASE

Investor Relations
Marty Dauer
+1 212 871 7700
investor.relations@duffandphelps.com

Media Relations
Alex Wolfe
+1 212 871 9087
alex.wolfe@duffandphelps.com